13785 Research Boulevard, Suite 150, Austin, Texas 512.275.0072

Q2 Holdings announces new president, Odus Wittenburg
Austin-based banking software company hires experienced senior vice president and general manager from Rackspace

AUSTIN, Texas (Aug. 15, 2016)—Q2 Holdings, Inc. (NYSE: QTWO), a leading provider of secure, cloud-based virtual banking solutions for regional and community financial institutions (FIs), announced today that Odus Wittenburg will be joining the company as president of Q2, effective Aug. 22.
Wittenburg joins Q2 from Rackspace, where he held executive leadership positions for the past nine years. Most recently, Wittenburg held the role of senior vice president and general manager of the Cloud Office and Mailgun business units and Latin America markets. Prior to that, he led the Americas Business Unit, and was responsible for sales and service delivery for the Rackspace Hybrid Cloud portfolio in the United States, Canada and Latin America. He has excelled at building strong teams and fostering Rackspace’s employee and customer-oriented culture, ensuring the company was always positioned to deliver industry-leading outcomes for its customers.
“Odus is a seasoned leader who has the experience and proven track record to continue to evolve our organization and drive nationwide growth for Q2,” said Matt Flake, CEO of Q2. “He’s a natural fit for Q2’s culture, and we are thrilled to welcome him aboard and continue to scale our strong industry-leading sales, marketing and operations teams.”
Wittenburg is an enterprise organizational leader with more than 20 years of experience. After earning his bachelor’s degree in economics from Texas A&M University and his master’s degree in business administration from Harvard University, Wittenburg built and managed an SMB-focused sales and marketing group at TXU Energy and spent several years with enterprise software company Bowstreet Software. Prior to joining Rackspace, Wittenburg was president and managing partner of The Edwards Group, a private equity group with ownership interests in several firms.
“Q2 is in an excellent position to build on the work they have done for community financial institutions throughout the past 12 years,” Wittenburg said. “I’m excited to join Matt and the entire Q2 team to continue empowering communities across the U.S. to thrive by providing the tools FIs need to create incredible customer experiences.”

About Q2 Holdings, Inc.
Q2 Holdings, Inc. (Q2) is a leading provider of secure, cloud-based digital banking solutions headquartered in Austin, Texas. Q2 is driven by a culture of partnership and dedication to empowering community banks and credit unions with digital banking solutions that help them stand apart, scale smart and grow beyond with retail and commercial account holders. Q2’s solutions are designed to deliver a compelling, secure and consistent user experience on any device and enable customers to improve account holder retention and to create incremental sales opportunities. To learn more about Q2, visit www.q2ebanking.com.

###